Exhibit 107

Calculation of Filing Fee Table

S-4

(Form Type)

VIRGIN GROUP ACQUISITION CORP. II*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Class A Common Stock(1)	Rules 457(c) and 457(f)(1)	50,312,500	$9.88(7)	$497,087,500.00	.0000927	$46,080.01(10)	—	—	—	—
Fees Previously Paid	Equity	Warrants to purchase Class A Common Stock(2)	Rules 457(c) and 457(f)(1)	14,750,000	$0.74(9)	$10,915,000.00	.0000927	$1,011.82(10)	—	—	—	—
Fees Previously Paid	Equity	New Grove Class A Common Stock(3)	Rules 457(c) and 457(f)(1)	14,750,000	$11.50(8)	$169,625,000.00	.0000927	$15,724.24(10)	—	—	—	—
Fees Previously Paid	Equity	New Grove Class B Common Stock(4)	Rules 457(c) and 457(f)(1)	174,073,129	$9.88(9)	$1,719,842,514.52	.0000927	$159,429.40(10)	—	—	—	—
Fees Previously Paid	Equity	New Grove Class A Common Stock(5)	Rules 457(c) and 457(f)(1)	174,073,129	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$2,397,470,014.52		$222,245.47
	Total Fees Previously Paid							$222,245.47
	Total Fee Offsets							—
	Net Fee Due							$0

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of New Grove (as defined below) (the “New Grove Class A Common Stock”) to be issued in connection with the Domestication (as defined below). This number is based on shares of New Grove Class A Common Stock to be issued in respect of (A) 40,250,000 Class A ordinary shares underlying units issued in VGAC II’s initial public offering and (B) 10,062,500 Class B ordinary shares held by VG Acquisition Sponsor II LLC.

(2)

The number of warrants to acquire shares of New Grove Class A Common Stock being registered represents (i) 8,050,000 warrants to purchase Class A ordinary shares underlying units issued in VGAC II’s initial public offering (“public warrants”) and (ii) 6,700,000 warrants to purchase Class A ordinary shares issued to VG Acquisition Sponsor II LLC in a private placement simultaneously with the closing of VGAC II’s initial public offering (“private placement warrants” and, together with the public warrants, the “warrants”). The warrants will convert into warrants to acquire shares of New Grove Class A Common Stock in the Domestication (as defined below).

(3)	The number of shares of New Grove Class A Common Stock to be issued upon the exercise of (i) 8,050,000 public warrants and (ii) 6,700,000 private warrants.

(4)

Based on the maximum number of shares of Class B common stock, par value $0.0001 per share, of New Grove (the “New Grove Class B Common Stock”) to be issued in connection with the business combination described herein (the “Business Combination”), excluding any such shares of New Grove Class B Common Stock to be issued in exchange for the Backstop Tranche 1 Shares (as defined below). This number includes (a) shares of New Grove Class B Common Stock to be issued in connection with the Initial Merger (as defined below), excluding any such shares of New Grove Class B Common Stock to be issued in exchange for the Backstop Tranche 1 Shares (as defined below), (b) the product of (i) shares of Grove Collaborative capital stock reserved for issuance as of [•] under Grove’s 2016 Equity Incentive Plan (as defined below) and that may be issued after such date pursuant to the terms of the Merger Agreement (as defined below) and (ii) the Exchange Ratio (as defined below), and (c) the product of (i) shares of Grove Collaborative capital stock that may be reserved for issuance under Grove’s 2016 Equity Incentive Plan and that may be issued after such date pursuant to the terms of the Merger Agreement and (ii) the Exchange Ratio.

(5)

Represents shares of New Grove Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of New Grove Class B Common Stock to be issued in connection with the Business Combination, excluding any such shares of New Grove Class B Common Stock to be issued in exchange for the Backstop Tranche 1 Shares (as defined below).

(6)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of VGAC II on the New York Stock Exchange (“NYSE”) on January 11, 2022 ($9.88 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Represents the exercise price of the public warrants and private warrants.
(9)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the VGAC II public warrants on the NYSE on January 13, 2022 ($0.74 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(10)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

*

At least one day prior to the consummation of the Business Combination, Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“VGAC II”), intends to effect a deregistration and a transfer by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, pursuant to which VGAC II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Grove Collaborative Holdings, Inc.” upon the consummation of the Domestication. As used herein, “New Grove” refers to VGAC II after giving effect to the Domestication.